UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 26, 2005

UltraGuard Water Systems Corp
(Exact name of Registrant as specified in charter)

Nevada	000-49602	03-0450236
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification)

914 Sherwood Avenue, Coquitlam British Columbia, Canada, V3K 1A6
(Address of principal executive offices – zip code)

(604) 540-8282
(Registrant's telephone number, including area code)

Not applicable
(former name or former address, if changed since last report)

ITEM 8.01. OTHER EVENTS

a.) Change of Business

At a Board of Directors meeting held on April 21, 2005, the Board approved a Consulting Agreement between the Company and American Restaurant Development Company. As per the Agreement, American Restaurant Development Company will introduce the Company to restaurant concepts and grow them into a fully viable franchise system and expand each restaurant concept nationwide. The management of American Restaurant Development Company has been active in franchising for the past ten years. They have opened, or sold the rights, to others to open over 1,000 units generating over $400 million in cumulative sales. In doing so, they built a database of highly qualified franchisees and created systems and models to guide the franchises through the startup phase and ongoing processes. Realizing that this knowledge and contact base was a valuable resource for new and expanding franchise organizations, ARDC set out to provide development services across multiple concepts simultaneously, versus one at a time by combining this proven dynamic sales engine with a scalable franchise development system. Built from American Restaurant Development Company management prior success at franchise development, the idea is simply to grow several restaurant concepts at the same time.

As the Company’s current assets do not fit with the new business model, the Board also agreed to move UltraGuard's water disinfection technology into its 100%-owned subsidiary company; Innovative Fuel Cell Technology Inc, the holder of the Company’s worldwide license to manufacture and market magnesium-air fuels cells developed by MagPower Systems Inc. The Directors will explore additional opportunities for Innovative and will keeps its shareholders appraised of these future developments.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned here unto duly authorized.

Date: May 2, 2005

UltraGuard Water Systems Corp

By:

/s/Kenneth Fielding
Kenneth Fielding, President